CUSIP No. 89677M106                                          Page 1 of 12 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                              (Original Filing)(1)

                         Triton PCS Holdings, Inc. CL-A


-------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share


-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89677M106


-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 3, 2002


-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


         |_| Rule 13d-1(b)

         |x| Rule 13d-1(c)

         |_|Rule 13d-1(d)

---------------

(1) The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).


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CUSIP No. 89677M106                                          Page 2 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                             K Capital Partners, LLC
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             4,186,570 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    4,186,570 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,186,570 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.0%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             OO
------------ ------------------------------------------------------------------

CUSIP No. 89677M106                                          Page 3 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Harwich Capital Partners, LLC
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             4,186,570 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    4,186,570 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,186,570 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.0%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             OO
------------ ------------------------------------------------------------------

CUSIP No. 89677M106                                          Page 4 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             K Capital Offshore Master Fund (U.S. Dollar), L.P.
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             3,326,684 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    3,326,684 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,326,684 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES(1)
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             5.5%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             PN
------------ ------------------------------------------------------------------

CUSIP No. 89677M106                                          Page 5 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Special K Capital Offshore Master Fund (U.S. Dollar), L.P.
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             749,886 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    749,886 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             749,886 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES(1)
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             1.2%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             PN
------------ ------------------------------------------------------------------

CUSIP No. 89677M106                                          Page 6 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Thomas Knott
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             4,186,570 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    4,186,570 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,186,570 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.0%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             IN
------------ ------------------------------------------------------------------

CUSIP No. 89677M106                                          Page 7 of 12 Pages

------------ ------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Abner Kurtin
------------ ------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
             Not Applicable
------------ ------------------------------------------------------------------
3            SEC USE ONLY

------------ ------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
-------------------------- -------- -------------------------------------------
    NUMBER OF SHARES       5        SOLE VOTING POWER
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON             4,186,570 shares
          WITH
-------------------------- -------- -------------------------------------------
                           6        SHARED VOTING POWER
                                    0
-------------------------- -------- -------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    4,186,570 shares
-------------------------- -------- -------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    0
------------ ------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,186,570 shares
------------ ------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
             Not Applicable
------------ ------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             7.0%
------------ ------------------------------------------------------------------
12           TYPE OF REPORTING (SEE INSTRUCTIONS)
             IN
------------ ------------------------------------------------------------------


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CUSIP No. 89677M106                                          Page 8 of 12 Pages


ITEM 1(A).                  NAME OF ISSUER:
----------                  ---------------
                            TRITON PCS HOLDINGS, INC.
ITEM 1(B).                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
----------                  ------------------------------------------------

                            1100 Cassatt Road, Berwyn, Pennsylvania  19312
ITEM 2(A).                  NAME OF PERSON(S) FILING:
----------                  -------------------------

                            K Capital Partners, LLC (General Partner)
                            Harwich Capital Partners, LLC (Managing Member of K Capital Partners, LLC)
                            K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited Partnership)
                            Special K Capital Offshore Master Fund (U.S. Dollar), L.P. (Limited Partnership)
                            Thomas Knott (Managing Member)
                            Abner Kurtin (Managing Member)
ITEM 2(B).                  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
----------                  ------------------------------------------------------------

                            Each of the above reporting persons (except K Capital Offshore Master Fund (U.S.
                            Dollar), L.P. and Special K Capital Offshore Master Fund (U.S.Dollar), L.P.) have their business address at:

                                     75 Park Plaza
                                     Boston, MA  02116

                            K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. AND SPECIAL K CAPITAL OFFSHORE MASTER
                            ----------------------------------------------------------------------------------------
                            FUND (U.S.DOLLAR), L.P. HAVE THEIR REGISTERED ADDRESS AT THE OFFICES OF:
                            ------------------------------------------------------------------------

                                     Walkers Attorneys at Law
                                     Walker House
                                     P.O. Box 265
                                     Georgetown
                                     Grand Cayman, Cayman Islands

ITEM 2(C).                  CITIZENSHIP:
----------                  ------------
                            Mr. Knott and Mr. Kurtin are United States Citizens.  Harwich Capital Partners, LLC and
                            K Capital Partners, LLC were organized under the laws of Delaware.  K Capital Offshore
                            Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S.Dollar),
                            L.P. were organized under the laws of the Cayman Islands.

ITEM 2(D).                  TITLE OF CLASS OF SECURITIES:
----------                  -----------------------------

                            Class A Common Stock, par value $0.01
ITEM 2(E).                  CUSIP NUMBER:

                            CUSIP No. 89677M106


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CUSIP No. 89677M106                                          Page 9 of 12 Pages

ITEM 3.                     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER
-------                     ---------------------------------------------------------------------------------------
                            THE PERSON FILING IS A:
                            -----------------------

                            Not Applicable

ITEM 4.                     OWNERSHIP
-------                     ---------

                            As of October 3, 2002, the reporting persons may be deemed to beneficially own 4,186,570 shares of Class
                            A common stock of Triton PCS Holdings, Inc. Based upon their being 60,240,654 shares of Common Stock outstanding, the shares of Class A Common Stock which the Partnerships may be deemed to beneficially own represents 7.0% of the outstanding shares of Class A Common Stock of Triton PCS Holdings, Inc.

                            (a.)      Amount Beneficially Owned:

                                      i.   K Capital Partners, LLC:  4,186,570
                                      ii.  Harwich Capital Partners, LLC:  4,186,570
                                      iii. K Capital Offshore Master Fund (U.S. Dollar), L.P.:  3,326,684
                                      iv.  Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  749,886
                                      v    Thomas Knott:  4,186,570
                                      vi.  Abner Kurtin:  4,186,570

                            (b.)      Percent of Class:

                                      i.   K Capital Partners, LLC:  7.0%
                                      ii.  Harwich Capital Partners, LLC:  7.0%
                                      iii. K Capital Offshore Master Fund (U.S. Dollar), L.P.:  5.5%
                                      iv.  Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  1.2%
                                      v.   Thomas Knott:  7.0%
                                      vi.  Abner Kurtin:  7.0%

                            (c.)      Number of Shares as to which the person has:

                                      1.   Sole power to vote or to direct the vote:

                                           i.  K Capital Partners, LLC:  4,186,570
                                           ii. Harwich Capital Partners, LLC:  4,186,570
                                           iii.K Capital Offshore Master Fund (U.S. Dollar), L.P.:  3,326,684
                                           iv. Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  749,886
                                           v.  Thomas Knott:  4,186,570
                                           vi. Abner Kurtin:  4,186,570

                                      2.   Shared power to vote or to direct the vote:

                                           i.  K Capital Partners, LLC:  0
                                           ii. Harwich Capital Partners, LLC:  0
                                           iii.K Capital Offshore Master Fund (U.S. Dollar), L.P.:  0
                                           iv. Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  0
                                           v.  Thomas Knott:  0
                                           vi. Abner Kurtin:  0



CUSIP No. 89677M106                                         Page 10 of 12 Pages

                                      3.   Sole power to dispose of or direct the disposition of:

                                           i.  K Capital Partners, LLC:  4,186,570
                                           ii. Harwich Capital Partners, LLC:  4,186,570
                                           iii.K Capital Offshore Master Fund (U.S. Dollar), L.P.:  3,326,684
                                           iv. Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  749,886
                                           v.  Thomas Knott:  4,186,570
                                           vi. Abner Kurtin:  4,186,570

                                      4.   Shared power to dispose or to direct the disposition of:

                                           i.  K Capital Partners, LLC:  0
                                           ii. Harwich Capital Partners, LLC:  0
                                           iii K Capital Offshore Master Fund (U.S. Dollar), L.P.:  0
                                           iv. Special K Capital Offshore Master Fund (U.S.Dollar), L.P.:  0
                                           v.  Thomas Knott:  0
                                           vi. Abner Kurtin:  0

ITEM 5.                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------                     ---------------------------------------------

                            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
-------                     ----------------------------------------------------------------

                            Not Applicable

ITEM 7.                     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
-------                     -------------------------------------------------------------------------------------
                            REPORTED ON BY THE PARENT HOLDING COMPANY:
                            ------------------------------------------

                            Not Applicable

ITEM 8.                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------                     ----------------------------------------------------------

                            Not Applicable

ITEM 9.                     NOTICE OF DISSOLUTION OF GROUP:
-------                     -------------------------------

                            Not Applicable

ITEM 10.                    CERTIFICATION:
--------                    --------------

                            By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.


CUSIP No. 89677M106                                         Page 11 of 12 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

         EXECUTED as a sealed instrument this 11th day of October, 2002.

                K Capital Partners, LLC

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         Harwich Capital Partners, LLC, Managing Member
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer

                Harwich Capital Partners, LLC

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         Robert T. Needham,
                         Its:     Chief Administrative Officer

                K Capital Offshore Master Fund (U.S. Dollar), L.P.

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         K Capital Partners, LLC, General Partner
                         By:      Harwich Capital Partners, LLC
                         Its:     Managing Member,
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer

                Special K Capital Offshore Master Fund (U.S. Dollar), L.P.

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         K Capital Partners, LLC, General Partner
                         By:      Harwich Capital Partners, LLC
                         Its:     Managing Member,
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer


                /S/ THOMAS KNOTT
                ----------------------------
                Thomas Knott


                /S/ ABNER KURTIN
                ----------------------------
                Abner Kurtin

CUSIP No. 89677M106                                         Page 12 of 12 Pages

                                                                     EXHIBIT 1

                                    AGREEMENT

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Class A Common Stock of Triton PCS Holdings, Inc.

         EXECUTED as a sealed instrument this 11th day of October, 2002.

                    K Capital Partners, LLC

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         Harwich Capital Partners, LLC, Managing Member
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer

                Harwich Capital Partners, LLC

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         Robert T. Needham,
                         Its:     Chief Administrative Officer

                K Capital Offshore Master Fund (U.S. Dollar), L.P.

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         K Capital Partners, LLC, General Partner
                         By:      Harwich Capital Partners LLC,
                         Its:     Managing Member,
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer

                Special K Capital Offshore Master Fund (U.S. Dollar), L.P.

                By:      /S/ ROBERT T. NEEDHAM
                         --------------------------
                         K Capital Partners, LLC, General Partner
                         By:      Harwich Capital Partners, LLC
                         Its:     Managing Member,
                         By:      Robert T. Needham,
                         Its:     Chief Administrative Officer


                /S/ THOMAS KNOTT
                ----------------------------
                Thomas Knott


                /S/ ABNER KURTIN
                ----------------------------
                Abner Kurtin